Robert V. LaPenta
                              Attachment to Form 4
                        L-3 Communications Holdings, Inc.
                                   May 4, 2004

Note 1 On April 30, 2004, the Reporting Person amended a previously reported hedging arrangement termed a "variable prepaid forward agreement" with a securities broker relating to 300,000 shares of the Issuer's Common Stock, $0.01 par value per share ("Shares"). The amendment has, among other things, extended the maturity of the instrument to May 2, 2005 and reset the cap and floor per share prices. Following the re-scheduled expiration date, the number of Shares deliverable upon exercise of such put may vary, reflecting a minimum price of $61.7830 per share and a maximum price of $74.1396 per share for the Shares, in each case subject to adjustment for dividends received and other events. This form reflects such amendment in Table II as the simultaneous disposition of the previously reported put option and the acquisition of a new put option.